Exhibit 5.1

TELEPHONE: 1-310-712-6600 FACSIMILE: 1-310-712-8800 WWW.SULLCROM.COM	1888 Century Park East Los Angeles, California 90067-1725 NEW YORK • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

March 18, 2020

Key Energy Services, Inc.,

        1301 McKinney Street, Suite 1800,

            Houston, Texas 77010.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,159,110 shares of common stock (the “Securities”), par value $0.01 per share, of Key Energy Services, Inc., a Delaware corporation (the “Company”), issuable under the Company’s Amended and Restated 2019 Equity and Cash Incentive Plan (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP